{248666:}
                                    FORM N-8A

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                           THE ARONHALT TRUST

Address of Principal Business Office (Number and Street, City, State, ZIP Code):

                                 13 Eavenson Way
                         Glen Mills, Pennsylvania 19342

Telephone Number (including area code):            (610) 358-9216

Name and address of agent for service of process:

                                Craig T. Aronhalt
                                 13 Eavenson Way
                         Glen Mills, Pennsylvania 19342

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
                                       X  Yes               No
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                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Glen Mills and State of Pennsylvania on the 20th day of August, 2001.

                                            THE ARONHALT TRUST


                                            By: /S/ Craig T. Aronhalt, Trustee
                                               -------------------------------
                                               Craig T. Aronhalt, Trustee